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                                                                    Exhibit 11.1

                     INTEGRAL SYSTEMS INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                   Three Months Ended
                                                      December 31,
                                                   2002            2001
                                                ----------      ----------

Numerator:
Net Income                                      $  849,808      $  616,105

Denominator:
Denominator for basic earnings
  per share-weighted-average shares              9,699,729       9,073,196
Effect of dilutive securities:
Employee stock options                              43,710         242,494
Denominator for diluted earnings per
  share adjusted weighted-average
  shares and assumed conversions                 9,743,439       9,315,690

Basic earnings per share                        $     0.09      $     0.07
Diluted earnings per share                      $     0.09      $     0.07